THIRD AMENDMENT TO EXCHANGE LISTED FUNDS TRUST
ETF DISTRIBUTION AGREEMENT

This Third Amendment (“Amendment”) to the Distribution Agreement dated as of May 23, 2013 (the “Agreement”), by and between Exchange Listed Funds Trust (the "Trust") and Foreside Fund Services, LLC (Distributor," and together with the Trust, the "Parties") is entered into as of February 28, 2017 (the “Effective Date”).

WHEREAS, the Trust and Distributor desire to amend Exhibit A of the Agreement to reflect the removal of several Funds and the addition of the Saba Closed-End Funds ETF Fund; and

WHEREAS, Section 8(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

EXCHANGE LISTED FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:		By:
	Name: J. Garrett Stevens		Mark A. Fairbanks, Vice President
Title: President

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Horizons S&P 500 Covered Call ETF
Saba Closed-End Funds ETF
The WEAR ETF